EXHIBIT 99.1

Whitestone REIT Announces Fourth Quarter 2009 Dividend

Whitestone's Community Centered Strategy a Stronghold Through Recession Year

HOUSTON, Dec. 28, 2009 (GLOBE NEWSWIRE) -- Whitestone REIT, a public, non-traded REIT that acquires, owns and operates Community Centered Properties(TM), which are visibly located properties in established or developing culturally diverse neighborhoods, today announced a quarterly cash dividend of $0.1125 per common share and per limited partnership unit for the fourth quarter of 2009. The dividend will be paid to common shareholders and limited partnership unit holders in three monthly installments of $0.0375 per share or limited partnership unit on or about the first day of January, February, and March 2010. The dividend is unchanged from the amount paid in the previous quarter and represents the 13th consecutive quarterly dividend declared since Whitestone became internally managed in October 2006.

"We are pleased to continue our dividend at the same level as the previous five quarters, which is a result of our continued successful implementation of our strategic plan to restructure, reposition and realign the Company's business model," said James C. Mastandrea, Chairman and CEO. "I am pleased with our management team's nimble shift from a turn-around to a growth mode, during which time the Company has weathered the nation's deep economic recession and financial crisis."

Mastandrea also stated, "Our research-driven Community-Centered strategy sets us apart from other REITs. While the national economic downturn has forced many large big box retailers to close and Fortune 500 companies to scale back their size, our small-space leasing strategy has allowed us to realize a 41% rental premium on our smaller spaces, which we define as 3,000 square feet or less. These small spaces are 73% of our total leasable spaces," Mastandrea continued. "Transforming spaces that were once occupied by larger single tenants reduces our risk to any single tenant, increases our FFO, and drives increases in rent per square foot."

About Whitestone REIT

Whitestone REIT specializes in enhancing shareholder value by Creating Business Communities in its Properties(TM) -- it owns, manages and operates suburban and urban infill commercial properties providing employment centers and retail communities in Chicago, Illinois; Houston, Dallas, and San Antonio, Texas; and Scottsdale, Arizona. Headquartered in Houston, Texas, the Company has approximately $200 million of assets owned and managed, comprising approximately 3 million square feet of lease space in 36 properties. Whitestone has over 700 tenants offering basic goods and services with lease spaces ranging in size from 500 to 55,000 square feet. For additional information about the Company, go to http://www.whitestonereit.com.

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:  Whitestone REIT
          Anne Gregory, Asst. VP Marketing & Investor Relations
          713.827.9595 ext. 2213
          agregory@whitestonereit.com